Exhibit 4.2

THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

This Third Amended and Restated Stockholders’ Agreement (this “Agreement”) made as of this [ • ] day of [ • ], 2020 by, between and among Vertex, Inc., a Delaware corporation (the “Company”) and each Person identified on Schedule 2 hereto and any other Person who becomes a party to this Agreement pursuant to the provisions hereof (each such Person, individually, a “Stockholder” and, collectively, the “Stockholders”).

Recital

On July 16, 2020, the Company converted from a Pennsylvania corporation (the “Pennsylvania Company”) to a Delaware corporation by virtue of a merger of the Pennsylvania Company with and into the Company, with the Company continuing as the surviving corporation.

The Company is authorized to issue 200,000 shares of Class A common stock, par value $0.001 per share, and 99,800,000 shares of Class B common stock, par value $0.001 per share, of which 49,000 shares of Class A common stock and 40,147,500 shares of Class B common stock are presently issued and outstanding.

The Pennsylvania Company and the Stockholders, in their capacities as stockholders of the Pennsylvania Company, have been parties to that certain Second Amended and Restated Shareholders’ Agreement dated February 28, 2014 (the “Prior Agreement”).  The Company and each of the Stockholders desire to amend and restate the Prior Agreement in its entirety in accordance with the terms thereof and to continue to impose certain restrictions and obligations on themselves and to provide for an arrangement governing certain dispositions of shares of Common Stock.

NOW THEREFORE, in consideration of the premises, the mutual promises herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Definitions.  In addition to terms defined elsewhere in this Agreement, the following definitions shall apply to this Agreement:

“2001 Trusts” means, collectively, the AWR 2001 Trusts, the JRW 2001 Trusts, and the SWT 2001 Trusts (each, individually, a “2001 Trust”).

“2009 Trusts” means, collectively, the AWR 2009 Trust, the JRW 2009 Trust, and the SWT 2009 Trust (each, individually, a “2009 Trust”).

“Affiliate” means, as to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition only, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Market Value” means the average of the Closing Price per share of Class A Stock on each of the ten (10) consecutive Trading Days ending on the Trading Day immediately preceding the relevant date of determination, provided that if the Class A Stock is not listed or regularly traded on any national or regional securities exchange or association or traded on the over-the-counter market, the Applicable Market Value shall be the Fair Market Value per share.

“AWR” means Amanda W. Radcliffe, a Stockholder hereto, as identified in Schedule 2.

“AWR 2001 Trusts” means those two separate and distinct trusts for the respective primary benefit of Antoinette R. Radcliffe and Kailey A. Radcliffe under The Trust of Amanda W. Radcliffe dated October 5, 2001, and that certain trust known as the “Third Party Funded Special Needs Trust for Callum W. Radcliffe” dated May 15, 2015, each a Stockholder hereto, as identified in Schedule 2.

“AWR 2009 Trust” means The Amanda W. Radcliffe Generation-Skipping Trust, a Stockholder hereto, as identified in Schedule 2.

“Business Day” means any day other than a Saturday, Sunday or other day in the City of New York on which banking institutions are authorized or required by applicable law or regulations to close.

“Class A Stock” means the Class A common stock, par value $0.0001 per share, of the Company which is now or hereafter owned or held by any Stockholder.

“Class B Stock” means the Class B common stock, par value $0.0001 per share, of the Company which is now or hereafter owned or held by any Stockholder.

“Closing Price” means, on any date of determination, (i) if the Class A Stock is listed on one or more National Securities Exchanges, each share of Class A Stock shall be valued at the closing price of a share of Class A Stock on the principal exchange on which the shares are then trading on the most recent Trading Day preceding such date of determination, as reported in The Wall Street Journal or such other source as the Company’s board of directors (the “Board”) deems reliable, or (ii) if the Class A Stock is not traded on a National Securities Exchange but is quoted on a national market or other quotation system, each share of Class A Stock shall be valued at the last sales price on the most recent Trading Day preceding such date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable, or (iii) if the Class A Stock is not publicly traded on a National Securities Exchange and is not quoted on a national market or other quotation system, each share of Class A Stock shall be valued at the Fair Market Value per share.

“Commission” means the U.S. Securities and Exchange Commission and any successor agency performing comparable functions.

“Common Stock” means the Class A Stock and Class B Stock.

“Fair Market Value” means the price per share of the Class A Stock or Class B Stock, as applicable, as determined as of a Relevant Date by a valuation prepared by a regionally or nationally recognized investment banking or valuation firm, which valuation shall be done on a minority, non-marketable basis (if applicable to the price being determined).  The investment banking or valuation firm that had most recently been engaged by the Company shall be used to determine Fair Market Value per share under this Agreement unless such firm is unavailable or the Company and the affected Stockholders agree otherwise on a replacement firm.  If such existing firm is not available and the parties do not agree on a replacement firm, the investment banking or valuation firm shall be selected by the independent directors of the Company.

“Governmental Authority” means any regional, federal, state or local legislative, executive or judicial body or agency, any court of competent jurisdiction, any department, political subdivision or other governmental authority or instrumentality, or any arbitral authority, in each case, whether domestic or foreign.

“Individual Stockholders” or “Siblings” means, collectively, AWR, JRW, and SWT (each, individually, an “Individual Stockholder” or “Sibling”).

“IPO” means the initial public offering of the Company of Class A Stock pursuant to the Company’s registration statement on Form S-1 (File No. 333-239644) filed with and declared effective by the Commission.

“JRW” means Jeffrey R. Westphal, a Stockholder hereto, as identified in Schedule 2.

“JRW 2001 Trusts” means those three separate and distinct trusts for the respective primary benefit of Anne Marie Westphal, Kyle R. Westphal and Jacob J. Westphal under The Trust of Jeffrey R. Westphal dated October 5, 2001, each a Stockholder hereto, as identified in Schedule 2.

“JRW 2009 Trust” means The 2009 Jeffrey R. Westphal Generation-Skipping Trust, a Stockholder hereto, as identified in Schedule 2.

“National Securities Exchange” means a national securities exchange registered under Section 6(a) of the Exchange Act.

“Person” means any individual, partnership, corporation, limited liability company, association, trust, estate, or other entity.

“Proportionate Share” means, with respect to a Stockholder who is then eligible to participate in a transaction involving Class A Stock or Class B Stock pursuant to this Agreement, the percentage determined by the fraction, the numerator of which is the number of shares of the Class A Stock or Class B Stock, as applicable, held by that Stockholder and the denominator of which is the total number of shares of Class A Stock or Class B Stock, as applicable held by all Stockholders who are then eligible to participate in such transaction involving Class A Stock or Class B Stock, as applicable, pursuant to this Agreement; provided, however, that for purposes of making such determination as to a Stockholder who is an Individual Stockholder, such Stockholder may elect to include the shares of Class B Stock held by any trust which such Stockholder established or of which such Stockholder is a primary beneficiary in the numerator, and the Stockholder may elect to apply the percentage resulting from such numerator to (i) the Individual Stockholder alone, (ii) any such trust alone, or (iii) a combination thereof in such proportions as the Stockholder may elect.

“Qualified Extended Family Member” means a Qualified Family Member of Rainer J. Westphal.

“Qualified Family Member” means, for any individual, (i) a lineal descendant of such individual by blood or adoption (a “Descendant”), (ii) any spouse or widow or widower of such Descendant (but not a divorced former spouse or a spouse from whom such Descendant currently is, or at the time of his or her death was, legally separated), or (iii) any stepchild or lineal descendant by blood or adoption of a stepchild of such Descendant.  Notwithstanding the foregoing, an adopted person whose adoption did not either occur during the adopted person’s minority or reflect an earlier parent-child relationship with the adopting parent that had existed during the adopted person’s minority, shall not be treated as the child of his or her adopted parent, and such adopted person and his or her lineal descendants shall not be treated as the lineal descendants of the adopted parent or of any ancestor of the adopted parent.

“Qualified Foundation” means any foundation that is (i) primarily for the benefit of one or more Qualified Persons or (ii) a donor-advised fund.

“Qualified Person” means (i) Rainer J. Westphal, (ii) an Individual Stockholder, or (iii) any Qualified Extended Family Member.

“Qualified Sibling Family Member” means, for each Sibling, a Qualified Family Member of such Sibling.

“Qualified Trust” means each 2009 Trust, each 2001 Trust and any other trust that (i) is primarily for the benefit of one or more Qualified Persons, and (ii) as to which no Person other than a Qualified Person or another Qualified Trust is currently eligible or entitled to receive any distribution of income or principal from the trust.  For avoidance of doubt, the mere possibility that, by reason of exercise of a power of appointment granted in the governing instrument or otherwise, Persons other than Qualified Persons or other Qualified Trusts might at some future date become eligible or entitled to receive distributions of income or principal from the trust shall not prevent a trust from being considered a Qualified Trust.

“Registrable Securities” means any of the following owned by any Stockholder: (i) any Class B Stock or other equity securities of the Company into which the Class B Stock then outstanding shall be reclassified or changed, including by reason of a merger, consolidation, reorganization, recapitalization or statutory conversion, and (ii) any equity securities of the Company then outstanding which were issued as, or were issued directly or indirectly upon the conversion, exchange or exercise of other equity securities issued or issuable as a dividend, stock split or other distribution with respect to or in replacement of any equity securities referred to in clause (i) of this definition, provided, however, that Registrable Securities shall not include any equity securities that (a) have been registered or sold in a registered offering pursuant to the Securities Act of 1933, as amended (the “Securities Act”), (b) have been sold pursuant to Rule 144 or (c) are eligible for resale by the Stockholder under Rule 144 in any single ninety-day period without volume or manner-of-sale restrictions, as determined by the Company in its discretion after consultation with Company counsel.

“Relevant Date” means the last day of the month in which an event occurs giving rise to the necessity for determining the Fair Market Value hereunder, including, a deemed Offer under Section 6, death under Section 7, a deemed Offer under Section 8, or the notice of intent to sell under Section 9, as the case may be.

“Remaining Stockholders” means the Stockholders other than, in the case of an Offer under Section 6 hereof, the Offeree, in the case of the death of a Stockholder under Section 7 hereof, the Decedent and his or her estate, in the case of a bankruptcy or insolvency under Section 8 hereof and the bankrupt or insolvent Stockholder.  “Remaining Stockholders” shall not include any Stockholder who is not a Qualified Person.

“Sibling Affiliated Group” means the associated Sibling Affiliated Stockholders of a Stockholder.

“Sibling Affiliated Stockholders” means, for each Sibling, (i) such Sibling, (ii) such Sibling’s Qualified Sibling Family Members, (iii) such Sibling’s Affiliates (other than the other Siblings), and (iv) any Qualified Trust relating to, and holding shares of Class B Stock on behalf of, such Sibling or such Sibling’s Qualified Sibling Family Members for the primary benefit of, or other entity holding on behalf of, any one or more of such Sibling and his or her Qualified Sibling Family Members.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association, trust or other form of legal entity, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions, or (b) such first Person is a general partner or managing member (excluding partnerships in which such Person or any Subsidiary thereof does not have a majority of the voting interests in such partnership).

“SWT” means Stefanie W. Thompson (formerly known as Stefanie W. Lucas), a Stockholder hereto, as identified in Schedule 2.

“SWT 2001 Trusts” means those four separate and distinct trusts for the respective primary benefit of Andrea P. Schmerin (f/k/a Andrea P. Lucas), Melanie H. Lucas, Mackenzie S. Lucas and Samantha W. Lucas under The Trust of Stefanie W. Lucas dated October 5, 2001, each a Stockholder hereto, as identified in Schedule 2.

“SWT 2009 Trust” means The 2009 Stefanie W. Lucas Generation-Skipping Trust, a Stockholder hereto, as identified in Schedule 2.

“Trading Day” means any day on which the Class A Stock is traded on a National Securities Exchange, or, if the Class A Stock is not traded on a National Securities

Exchange, then on the principal securities exchange or securities market on which the Class A Stock is then traded.

“Transfer” means any sale, exchange, gift, bequest, pledge, hypothecation, encumbrance, descent or distribution pursuant to intestacy laws or other operation of law, or any other direct or indirect disposition of Class B Stock which would change the legal or beneficial ownership thereof, including without limitation the creation of any form of common or joint ownership in Class B Stock between a Stockholder and one or more Persons.

“Will” means a testamentary document including an individual’s last Will and a so-called “living” (or “revocable”) trust that is revocable by the individual during his or her lifetime and becomes irrevocable upon his or her death;

2.                                      Restrictions on Transfer and Issue of Class B Stock.  All shares of Class B Stock now owned or hereafter acquired by the Stockholders shall be issued, held and Transferred under and subject to the terms and provisions of this Agreement.  Except as otherwise expressly provided herein, the Stockholders shall not Transfer any shares of Class B Stock, and any Transfer or attempt to Transfer shares of Class B Stock shall be null and void and shall be given no effect by the Company until the applicable terms and conditions of this Agreement are complied with.  The Company shall not record the Transfer or attempted Transfer of any Class B Stock not made in accordance with the terms and conditions of this Agreement on the books and records of the Company.  For the avoidance of doubt, in no event shall Class B Stock be owned or held by anyone who is not a Qualified Person or a Sibling Affiliated Stockholder.

3.                                      Authorized Transfers.  Notwithstanding anything to the contrary in this Agreement, including Sections 2, 4, 6, 7 and 8 hereof, each of the Transfers described in paragraphs (a), (b) and (d) of this Section 3 are expressly authorized under this Agreement:

(a)                                 A Stockholder may Transfer all or a portion of such Stockholder’s shares of Class B Stock to (i) any other Stockholder, (ii) any Qualified Extended Family Member, (iii) any Qualified Trust, or (iv) any Qualified Foundation.

(b)                                 A Stockholder may Transfer all or a portion of such Stockholder’s shares of Class B Stock (i) to the Company, (ii) to underwriters pursuant to the terms of an underwriting agreement, including in connection with the exercise of any over-allotment option granted to the underwriters in the IPO, or with the prior written consent of the lead underwriter on behalf of the underwriters in an offering by the Company and/or other selling stockholders of securities pursuant to an effective registration statement under the Securities Act, or in a private placement by the Company and/or other selling stockholders of securities that has been approved by at least a majority of the disinterested members of the Board, (iii) pursuant to the terms of any planned trading program effected pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that has been approved by at least a majority of the disinterested members of (A) the Board or (B) a committee of the Board authorized to take such action, or (iv) as otherwise permitted by this Agreement.

(c)                                  In the event that any shares of Class B Stock are Transferred to a Person (including, without limitation, any Affiliate of any Stockholder) in accordance with the terms of this

Agreement who is not already a party to and bound by this Agreement, such Person shall, as a condition precedent to the consummation of such Transfer, execute and deliver to the Company a joinder agreement to this Agreement, as may further be amended from time to time, substantially in the form of Exhibit A attached hereto (a “Joinder Agreement”), and such Person shall thereupon be deemed to be a Stockholder hereunder.  The Transfer of shares of Class B Stock to such Person shall not be given effect and shall not be recorded on the books and records of the Company until such Person executes and delivers to the Company a Joinder Agreement, and any Transfer or attempted Transfer in violation thereof shall be null and void.

(d)                                 All Transfers of shares of Common Stock pursuant to those certain Share Purchase Agreements, dated July 20, 2020, by and among the Company and the parties named therein (the “Share Purchase Agreement”) are expressly authorized under this Agreement.

4.                                      Pledges.  Any Stockholder (the “Pledging Stockholder”) may assign, Transfer, pledge, hypothecate or encumber (“Pledge”) any of his or her shares of Class B Stock (the “Pledged Interest”) to an individual or entity (the “Pledgee”) for the purpose of securing the obligation of the Pledging Stockholder or any other Person to repay a loan or to render any other performance, subject to each of the requirements set forth in paragraphs (a) through (d) of this Section 4:

(a)                                 Prior to the third anniversary of this Agreement, no Stockholder may so Pledge to a Pledgee who is not a Stockholder without the prior consent of Stockholders holding at least a majority of the outstanding shares of Class B Stock if the Pledged Interest exceeds thirty percent (30%) of the shares held by such Stockholder and his or her Sibling Affiliated Group.

(b)                                 No Pledge made pursuant to this Section 4, nor any related loan, obligation or other performance, shall be conditioned upon or in any way related to the financial performance or position of the Company, or require a guarantee or other form of support by the Company or any other Stockholder.

(c)                                  No Pledging Stockholder shall engage in any transaction (including a Pledge) with the Pledgee without first providing the Company with five (5) Business Days’ prior notice of the proposed transaction with the Pledgee.

(d)                                 No Pledging Stockholder shall engage in any transaction (including a Pledge) with the Pledgee without first entering into an agreement (the “Pledge Agreement”) with the Pledgee that expressly requires that, should the Pledgee desire and if the Pledge Agreement otherwise permits, the Pledgee may take for itself or Transfer to any Person other than the Pledging Stockholder the title to the Pledged Interest only if, prior to so taking or Transferring the Pledged Interest, the following conditions are met:

(i)                                     The Pledgee shall allow the Company or one or more Sibling Affiliated Stockholders to assume the Pledging Stockholder’s obligations under the Pledge Agreement; and

(ii)                                  If neither the Company nor any Sibling Affiliated Stockholders elects to assume the Pledging Stockholder’s obligations under the Pledge Agreement, the Pledged Interest shall be deemed Offered Stock, the Pledging Stockholder shall be deemed an Offeree, the Pledgee shall be deemed a Third Party to whom the Offeree desires to Transfer such Offered Stock, and the Remaining Stockholders and/or the Company shall have the opportunity to purchase shares of Offered Stock through the procedures under Sections 6(a) through 6(d) hereof, provided that if the Remaining Stockholders and/or the Company do not elect to purchase all of the Offered Stock, the Offeree shall be obligated to Transfer the remaining balance of the Offered Stock as required under the Pledge Agreement.

5.                                      Legend on Registrable Securities.  Each certificate or other documents representing Registrable Securities now owned or hereafter acquired by the Stockholders shall have the following legend endorsed thereon until such time as the Registrable Securities represented thereby are no longer subject to the provisions hereof or such legend is no longer applicable (as determined by the Company in its sole discretion):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR SUCH LAWS AND THE RULES AND REGULATIONS THEREUNDER.

THE VOTING, SALE, TRANSFER, ENCUMBRANCE OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A STOCKHOLDERS’ AGREEMENT, DATED AS OF [ • ], 2020, AMONG VERTEX, INC.  AND CERTAIN HOLDERS OF ITS CLASS B STOCK (AS THE SAME MAY BE AMENDED, MODIFIED, SUPPLEMENTED OR RESTATED FROM TIME TO TIME), A COPY OF WHICH MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF VERTEX, INC.”

6.                                      Rights of First Offer/Refusal.

(a)                                 If a Stockholder (the “Offeree”) desires to Transfer all or any part of Offeree’s shares of Class B Stock (the “Offered Stock”) to an unrelated third party that is not a Sibling Affiliated Stockholder (a “Third Party”), other than as permitted under Section 3 hereto (in which case, for the avoidance of doubt, this Section 6 will not apply), prior to soliciting an offer to buy the Offered Stock from or entering into any discussions or negotiations with any such Third Party, the Offeree shall first give notice of such desire to sell the Offered Stock to the Sibling to whom the Offeree is a Sibling Affiliated Stockholder (the “Sibling Notice”), provided that if the Offeree is Rainer J. Westphal or a Sibling, no such Sibling Notice nor Sibling Election Period shall be required, and the Offeree may instead proceed to give the Initial Notice through the provisions of

Section 6(b) hereof.  Upon receipt of the Sibling Notice, the Sibling shall have the right, but not the obligation, to elect to purchase all or part of the Offered Stock (the “Sibling Election Right”) or to extend the Sibling Election Right to such other of his or her Sibling Affiliated Stockholders in such proportions as the Sibling may elect in his or her sole discretion.  Any such election by the Sibling or by one or more of his or her Sibling Affiliated Stockholders shall be made by giving notice of such election to the Offeree and each other Stockholder having the Sibling Election Right within ten (10) days from the Sibling’s receipt of the Sibling Notice (the “Sibling Election Period”).  In the event that any Stockholder does not exercise his, her or its Sibling Election Right within the Sibling Election Period, then such Stockholder shall be deemed to have irrevocably waived his, her or its right to elect to purchase shares of Offered Stock during the Sibling Election Period and during the subsequent Initial Election Period and Secondary Election Period.

(b)                                 Upon the date that is the earlier of the conclusion of the election period or the receipt by the Offeree of a notice of election or express notice in writing rejecting the offer to purchase Offered Stock from each Stockholder having an election right associated with such election period (the “Termination Date”) related to the Sibling Election Period, if there remains any Offered Stock that has not yet been elected to be purchased (the “Remaining Offered Stock”), the Offeree shall give notice to the Remaining Stockholders who have not previously waived their right to elect to purchase shares of Offered Stock (the “Eligible Remaining Stockholders”) and to the Company (the “Initial Notice”).  Upon receipt of the Initial Notice from the Offeree, the Eligible Remaining Stockholders shall each have the right, but not the obligation, to elect to purchase a number of shares, up to each Eligible Remaining Stockholder’s Proportionate Share, of the Remaining Offered Stock (the “Initial Election Right”), by giving notice of such election to the Offeree and each other Stockholder having the Initial Election Right (the “Initial Notice of Election”) within thirty (30) days from the receipt of the Initial Notice (the “Initial Election Period”).  In the event that any Eligible Remaining Stockholder does not exercise his, her or its Initial Election Right within the Initial Election Period, then such Eligible Remaining Stockholder shall be deemed to have irrevocably waived his, her or its right to elect to purchase shares of Remaining Offered Stock during the Initial Election Period and during the subsequent Secondary Election Period.

(c)                                  Upon the Termination Date related to the Initial Election Period, if there exists any Remaining Offered Stock, the Offeree shall give notice of the Remaining Offered Stock to the Eligible Remaining Stockholders and to the Company (the “Secondary Notice”).  Upon receipt of the Secondary Notice, the Eligible Remaining Stockholders shall each have the right, but not the obligation, to elect to purchase a number of shares up to each Eligible Remaining Stockholder’s Proportionate Share, of the Remaining Offered Stock plus any or all Remaining Offered Stock that the other Eligible Remaining Stockholders do not elect to purchase, (the “Secondary Election Right”), by giving notice of such election to the Offeree and each other Stockholder having the Secondary Election Right (the “Secondary Notice of Election”)  within ten (10) days from the receipt of the Secondary Notice.  If any Remaining Offered Stock is over-subscribed by the Eligible Remaining Stockholders at the conclusion of such ten (10) days, any Eligible Remaining Stockholders who have previously given a Secondary Notice of Election shall each be permitted to elect to purchase their Proportionate Share, or such other amount to which such subscribing Eligible Remaining Stockholders all agree, of the over-subscribed Remaining Offered Stock, by giving an updated Secondary Notice of Election within fifteen (15) days from the receipt of the Secondary Notice (the “Secondary Election Period”).  In the event that any Stockholder does not exercise his, her or its Secondary Election Right within the Secondary Election Period, then such

Stockholder shall be deemed to have irrevocably waived his, her or its right to elect to purchase shares of Offered Stock during the Secondary Election Period.

(d)                                 Upon the Termination Date related to the Secondary Election Period, if there exists any Remaining Offered Stock, the Offeree shall give notice of the Remaining Offered Stock to the Company (the “Company Notice”).  Upon receipt of the Company Notice, the Company shall have the right, but not the obligation, to elect to purchase all, but not less than all, of the Remaining Offered Stock, (the “Company Election Right”), by giving notice of such election to the Offeree within fifteen (15) days from the receipt of the Company Notice (the “Company Election Period”).  In determining whether or not the Company shall purchase the Remaining Offered Stock, the Offeree (as a member of the Board, Stockholder or otherwise) shall not participate in the Company’s decision-making process.  In the event that the Company does not exercise its Company Election Right within the Company Election Period, then the Company shall be deemed to have irrevocably waived its right to elect to purchase the Remaining Offered Stock during the Company Election Period.

(e)                                  Upon the Termination Date related to the Company Election Period, if there exists any Remaining Offered Stock, then the Offeree may seek a bona fide offer in writing from a Third Party (an “Offer”) to purchase the Remaining Offered Stock.

(f)                                   If, at any time, a Stockholder (whether or not an Offeree) receives an Offer to purchase all or any part of the Stockholder’s Class B Stock, the Stockholder shall promptly forward the Offer to the Board.  In the event that the Offer relates to Class B Stock that has not previously been offered to the Sibling to whom the Offeree is a Sibling Affiliated Stockholder, the Remaining Stockholders and Company, as applicable through the procedures of Sections 6(a) through 6(d) hereto, and the Stockholder desires to accept the Offer, the Stockholder’s Class B Stock that is subject to the Offer shall be deemed Offered Stock, the Stockholder shall be deemed an Offeree under this Agreement and the Sibling to whom the Offeree is a Sibling Affiliated Stockholder, the Remaining Stockholders and the Company, as applicable, shall have the opportunity to purchase such shares of Offered Stock through the procedures under Sections 6(a) through 6(d) hereof.  If all of the Offered Stock is not purchased through the procedures under Sections 6(a) through 6(d) hereof by the Sibling to whom the Offeree is a Sibling Affiliated Stockholder, the Remaining Stockholders or the Company, as applicable, then any Remaining Offered Stock may be sold by the Offeree to the Third Party, and any Remaining Offered Stock so sold to the Third Party shall automatically convert into Class A Stock in accordance with the Company’s Certificate of Incorporation, as it may be amended and restated from time to time.

(g)                                  If upon the Termination Date related to any Company Election Period there exists any Remaining Offered Stock, and all such Remaining Offered Stock is not Transferred to a Third Party within fifteen (15) days of such Termination Date, such Offer shall be deemed to have expired and any Remaining Offered Stock must be reoffered to the Sibling to whom the Offeree is a Sibling Affiliated Stockholder, the Remaining Stockholders and the Company, as applicable, through the procedures of Sections 6(a) through 6(d) hereof before it may be Transferred to any Third Party.

(h)                                 All purchases and sales of shares of Class B Stock pursuant to this Section 6 shall occur at a sale price equal to the Applicable Market Value and shall be settled:

(i)                                     in the case of a private placement, within three (3) Business Days; and

(ii)                                  in the case of a public offering pursuant to a registration, within the number of Business Days specified in the applicable prospectus.

7.                                      Death of an Individual Stockholder.

(a)                                 In the event of a death of an Individual Stockholder (the “Decedent”), upon the subsequent occurrence of any attempt to Transfer any of Decedent’s Class B Stock other than as permitted under Section 3(a) (such attempted Transfer, the “Triggering Event”), the shares of Decedent’s Class B Stock subject to such attempted Transfer shall be deemed Offered Stock and the Decedent’s estate shall be deemed an Offeree for purposes of this Section 7.

(b)                                 The 2009 Trust for the benefit of the Offeree shall have the right, but not the obligation, to elect to purchase some or all of the Offered Stock (the “2009 Trust Election Right”) by giving notice of such election to the Offeree (the “2009 Trust Notice of Election”) within twenty (20) days from the Triggering Event (the “2009 Trust Election Period”).  In the event that such 2009 Trust does not exercise its 2009 Trust Election Right within the 2009 Trust Election Period, then such 2009 Trust shall be deemed to have irrevocably waived its right to elect to purchase shares of Offered Stock during the 2009 Trust Election Period.

(c)                                  Upon the Termination Date related to the 2009 Trust Election Period, the Offeree shall notify or cause such 2009 Trust to notify the Company and the Remaining Stockholders of the decision of such 2009 Trust as to the extent to which it will exercise its 2009 Trust Election Right (the “2009 Trust Notice”).  If there exists any Remaining Offered Stock, the 2001 Trusts established by the Decedent shall then have the right, but not the obligation, to elect to purchase (in equal shares, or in such other proportions as such 2001 Trusts shall agree among themselves) some or all of the Remaining Offered Stock (the “2001 Trust Election Right”) by giving notice of such election to the Offeree, the Remaining Stockholders and the Company (the “2001 Trust Notice of Election”) within twenty (20) days of the receipt of the 2009 Trust Notice (the “2001 Trust Election Period”).  In the event that any such 2001 Trust does not exercise its 2001 Trust Election Right within the 2001 Trust Election Period, then such 2001 Trust shall be deemed to have irrevocably waived its right to elect to purchase shares of Offered Stock during the 2001 Trust Election Period.

(d)                                 Upon the Termination Date related to the 2001 Trust Election Period, the Offeree shall notify or cause such 2001 Trusts to notify the Company and the Remaining Stockholders of the decision of such 2001 Trusts as to the extent to which they will exercise their 2001 Trust Election Right (the “2001 Trust Notice”).  If there exists any Remaining Offered Stock, such Remaining Offered Stock shall be deemed Offered Stock and the Offeree shall be deemed an Offeree for purposes of Section 6 hereof, and the Sibling to whom the Offeree is a Sibling Affiliated Stockholder, the Remaining Stockholders and the Company, as applicable, shall have the opportunity to purchase shares of Offered Stock through the procedures under Sections 6(a) through 6(d) hereof, after which, the Offeree shall have the opportunity to seek the Transfer of any Remaining Offered Stock to a Third Party through the procedures under Sections 6(e) through 6(g) hereof.

(e)                                  All purchases and sales of shares of Class B Stock pursuant to this Section 7 shall be upon the sale terms set forth in Section 6(h) hereof.

8.                                      Bankruptcy or Insolvency of a Stockholder.

(a)                                 In the event a petition in bankruptcy is filed by or against a Stockholder and not dismissed within sixty (60) days from the date of filing, a Stockholder makes an assignment for the benefit of creditors, or all or substantially all of the real or personal property of a Stockholder is levied upon or sold in any judicial proceedings, any such event shall be deemed a Triggering Event, such Stockholder’s shares of Class B Stock shall be deemed Offered Stock and such Stockholder shall be deemed an Offeree for the purposes of Section 7 hereof and such Stockholder shall give prompt notice thereof to the Remaining Stockholders and the Company.  The Remaining Stockholders and the Company shall then have the opportunity to purchase shares of Offered Stock in accordance with the procedures set forth in Sections 7(b) through 7(d) hereof, except that (i) references to the 2009 Trust in Sections 7(b) through 7(d) shall be deemed to refer to the 2009 Trust for the benefit of the Sibling to whom the Offeree is a Sibling Affiliated Stockholder and (ii) references to the 2001 Trusts shall be deemed to refer to the 2001 Trusts established by the Sibling to whom the Offeree is a Sibling Affiliated Stockholder.

(b)                                 All purchases and sales of shares of Class B Stock pursuant to this Section 8 shall be upon the sales terms set forth in Section 6(h) hereof.

(c)                                  Any purported Transfer of such bankrupt or insolvent Stockholder’s shares of Class B Stock other than through this Section 8, whether involuntary or otherwise, shall not be given effect, shall be null and void, and the Company shall not be required to record such Transfer on its books and records.

9.                                      Subscription Rights.

(a)                                 In the event the Company desires to issue, in a transaction exempt from registration under the Securities Act, any new shares of Class A Stock (or any securities convertible into, exercisable for, or exchangeable for Class A Stock) other than securities issued to any director, employee or consultant of or to the Company or any of its Subsidiaries pursuant to an equity-incentive plan approved by the Board and securities issued in connection with stock splits, stock dividends, in-kind equity distributions, recapitalizations and stockholders’ rights plans (collectively, “New Securities,” and, deemed for purposes of this Section 9, Offered Stock), the Company shall first provide written notice of such desire to issue the Offered Stock to each Stockholder at least ten (10) days prior to such proposed issuance, which notice shall set forth a description of the Offered Stock, the price and terms upon which the Company proposes to issue the Offered Stock, the number of shares of Offered Stock equal to such Stockholder’s Proportionate Share and the aggregate purchase price therefor (the “New Securities Initial Notice”).  Upon receipt of the New Securities Initial Notice, the Stockholders shall each have the right, but not the obligation, to elect to purchase a number of shares, up to each Stockholder’s Proportionate Share, of the Offered Stock (the “New Securities Initial Election Right”), by giving notice of such election to the Company and each other Stockholder within five (5) days from the receipt of the New Securities Initial Notice (the “New Securities Initial Election Period”).  In the event that any Stockholder does not exercise his, her or its New Securities Initial Election Right

within the New Securities Initial Election Period, then such Stockholder shall be deemed to have irrevocably waived his, her or its right to elect to purchase shares of Offered Stock during the New Securities Initial Election Period and during the subsequent New Securities Secondary Election Period.

(b)                                 Upon the Termination Date of the New Securities Initial Election Period, if there exists any Remaining Offered Stock, the Company shall give notice of the Remaining Offered Stock to the Eligible Remaining Stockholders (the “New Securities Secondary Notice”).  Upon receipt of the New Securities Secondary Notice, the Eligible Remaining Stockholders shall each have the right, but not the obligation, to elect to purchase a number of shares up to each Eligible Remaining Stockholder’s Proportionate Share, of the Remaining Offered Stock plus any or all Remaining Offered Stock that the other Eligible Remaining Stockholders do not elect to purchase (the “New Securities Secondary Election Right”), by giving notice of such election to the Company and each other Eligible Remaining Stockholder (the “New Securities Secondary Notice of Election”) within three (3) days from the receipt of the New Securities Secondary Notice.  If any Remaining Offered Stock is over-subscribed by the Eligible Remaining Stockholders exercising their New Securities Secondary Election Right, any Eligible Remaining Stockholders who have previously given a New Securities Secondary Notice of Election shall each be permitted to elect to purchase their Proportionate Share, or such other amount to which such subscribing Eligible Remaining Stockholders all agree, of the over-subscribed Remaining Offered Stock, by giving an updated New Securities Secondary Notice of Election within two (2) days from the receipt of the New Securities Secondary Notice (the “New Securities Secondary Election Period”).  In the event that any Stockholder does not exercise his, her or its New Securities Secondary Election Right within the New Securities Secondary Election Period, then such Stockholder shall be deemed to have irrevocably waived his, her or its right to elect to purchase shares of Offered Stock during the New Securities Secondary Election Period.

(c)                                  All purchases and sales of shares of New Securities pursuant to Sections 9(a) and 9(b) hereof shall occur at the sale price and upon the other terms specified in the New Securities Initial Notice and shall be settled:

(i)                                     in the case of a private placement, within three (3) Business Days; and

(ii)                                  in the case of a public offering pursuant to a registration, within the number of Business Days specified in the applicable prospectus.

(d)                                 Upon the Termination Date of the New Securities Secondary Election Period, if there exists any Remaining Offered Stock, the Company shall have seventy five (75) days thereafter (the “New Securities Issuance Period”) to issue and sell the Remaining Offered Stock to one or more Third Parties at a price and upon such other terms no more favorable to the purchasers thereof than those specified in New Securities Initial Notice.

(e)                                  Upon the conclusion of the New Securities Issuance Period, if there exists any Remaining Offered Stock, such Remaining Offered Stock must be reoffered to the Stockholders through the procedures of Sections 9(a) through 9(b) hereof before the Company may issue and sell it to one or more Third Parties.

(f)                                   The purchase rights granted by this Section 9 shall be exercisable only by “accredited investors” as defined under Section 501 of Regulation D of the Securities Act.

(g)                                  The exercise or non-exercise of the rights of Stockholders under this Section 9 shall not adversely affect their rights to participate in subsequent offerings of New Securities subject to Section 9.

10.                               Board Seats.

(a)                                 For so long as an Individual Stockholder, together with his or her Sibling Affiliated Stockholders, holds at least five percent (5%) of all issued and outstanding shares of Common Stock, such Individual Stockholder shall have the right to designate one (1) individual (a “Nominee”), for nomination to the Board.  The Company shall include, and shall use its best efforts to cause the Board (subject to the Board’s fiduciary duties), whether acting through the nominating and corporate governance committee or otherwise, to include, such Nominee, in the slate of nominees recommended to the Company’s stockholders for election as a director at the next annual or special meeting of stockholders at or by which directors of the Company are to be elected.

(b)                                 Upon the death of an Individual Stockholder, so long as the Sibling Affiliated Stockholders of such Individual Stockholder hold at least five percent (5%) of all issued and outstanding Common Stock, the Qualified Family Members of such Individual Stockholder shall collectively assume the right to designate a Nominee previously held by such Individual Stockholder pursuant to Section 10(a) hereof, which right shall be exercised in such Qualified Family Members’ discretion.

11.                               Voting.

(a)                                 Notwithstanding anything to the contrary contained elsewhere in this Agreement, control over the voting rights of any shares of Class B Stock held by Stockholders may be exercised only by Qualified Person(s) or the trustees of a Qualified Trust.  Such Persons may exercise such voting rights (i) in person, (ii) by proxy, but only if the proxy holder is a Qualified Person, the trustee of a Qualified Trust, or an Applicable Proxy under Section 11(d) hereof, (iii) by written consent, or (iv) in any other matter permitted by applicable law, but only if the Person exercising such voting rights is a Qualified Person, the trustee of a Qualified Trust, or an Applicable Proxy under Section 11(d) hereof.

(b)                                 At any annual or special meeting of the stockholders of the Company involving the election of directors, each Stockholder shall be required to vote, or provide written consent on behalf of, all of his, her or its shares of Common Stock in favor of each Nominee to serve on the Board.

(c)                                  For all matters other than the election of directors, voting shall be discretionary at the option of each Stockholder.

(d)                                 In order to secure each Stockholder’s obligation to vote its, his or her shares in accordance with the provisions of Section 11(b) hereof (the “Voting Obligations”), each Stockholder hereby constitutes and appoints, in connection with each vote pursuant to Section 11(b), the President of the Company and any other person designated by the Board, and each of them (the “Applicable Proxy”) as his, her or its true and lawful proxy and attorney-in-fact, with full power of substitution, to represent and vote all of such Stockholder’s shares of Common Stock in accordance with such Stockholder’s Voting Obligations.  The Applicable Proxy may exercise the irrevocable proxy granted to it hereunder at any time any Stockholder fails to vote (including by failing to cause such Stockholder’s shares to be present at the meeting) or attempts to vote (whether by proxy, in person or by written consent) in a manner that does not comply with the Voting Obligations.  The proxies and powers granted by each Stockholder pursuant to this Section 11(d) are coupled with an interest and are given to secure the performance of the obligations under this Agreement.  Such proxies and powers shall be irrevocable until the termination of this Agreement and shall, to the fullest extent permitted by law, survive the death, incompetency and disability of each such Stockholder who is an individual and the existence of each such Stockholder that is a trust or other entity.  It is understood and agreed that the Applicable Proxy will not use such irrevocable proxy unless a Stockholder fails to vote (including by failing to cause such Stockholder’s shares to be present at the meeting) or attempts to vote (whether by proxy, in person or by written consent) in a manner that does not comply with the Voting Obligations and that, to the extent the Applicable Proxy uses such irrevocable proxy, it will only vote such Stockholder’s shares of Common Stock with respect to the matters specified in, and in accordance with the provisions of, Section 11(b).  Except as otherwise permitted by this Agreement or by the Company’s Certificate of Incorporation, as it may be amended and restated from time to time, each Stockholder hereby revokes any and all previous proxies or powers of attorney with respect to such Stockholder’s shares and shall not hereafter, until the termination of this Agreement, grant, or purport to grant, any other proxy or power of attorney with respect to such shares, deposit any of such shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or power of attorney or give instructions with respect to the voting of any of such shares, in each case, with respect to the Voting Obligations.

12.                               Standstill.

(a)                                 So long as a Stockholder owns shares of Class B Stock, such Stockholder agrees that he, she or it shall not (in his, her or its capacity as a Stockholder), unless previously consented to by each member of the Board and the Stockholders holding at least a majority of the outstanding shares of Class B Stock, or otherwise permitted under this Agreement, effect, seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in:

(i)                                      any acquisition of any securities (or beneficial ownership thereof) of the Company or any of its Subsidiaries (except through the proper exercise of purchase rights granted hereunder), or rights or options to acquire any securities (or beneficial ownership thereof), other than through:

A.                                    market-based purchases of up to an aggregate of two percent (2%) of issued and outstanding equity of the Company in any twelve (12) month period;

B.                                    the exercise or conversion of outstanding securities; or

C.                                    equity awards from the Company;

(ii)                                  any tender or exchange offer, merger or other business combination involving the Company, any of the Subsidiaries or Affiliates or assets of the Company or the Subsidiaries or Affiliates constituting a significant portion of the consolidated assets of the Company and its Subsidiaries or Affiliates;

(iii)                               any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its Subsidiaries or Affiliates; or

(iv)                              any “solicitation” of a “proxy” (as such terms are defined in Rule 14a-1 under the Exchange Act) or written consents with respect to any voting securities of the Company or any of its Affiliates.

(b)                                 Each Stockholder further agrees that, if at any time during such period, such Stockholder is approached by any Person seeking such Stockholder’s participation in a matter of one of the types addressed in this Section 12, such Stockholder will promptly inform the Board of the nature of the matter and the parties involved.

13.                               Registration Rights.

(a)                                 Demand Registration.

(i)                                     Subject to the terms of this Agreement, at any time at least one hundred and eighty (180) days following the consummation of the IPO, each Individual Stockholder, together with his or her Sibling Affiliated Group, shall be entitled to make up to ten requests to the Company for registration under and in accordance with the provisions of the Securities Act of all or part of their Registrable Securities (any such registration, a “Demand Registration”); provided, however, that with respect to any Demand Registration:

A.                                    the anticipated aggregate offering amount of the Registrable Securities covered by any Demand Registration shall exceed $50,000,000 (net of underwriting discounts and commissions); and

B.                                    each Sibling Affiliated Group shall be limited to one (1) such Demand Registration during each calendar year;

(ii)                                  Within ten (10) days after receipt of any written request pursuant to this Section 13(a), the Company will give written notice of such request to all other holders of Registrable Securities and will use its reasonable best efforts to include in such registration all Registrable Securities (in accordance with the priorities set forth in Section 13(a)(iii) below) with respect to which the Company has received written requests for inclusion specifying the number of equity securities desired to be registered within ten (10) days after delivery of the Company’s notice, and, thereupon the Company will use its reasonable best efforts to effect, at the earliest possible date, the registration under the Securities Act.

(iii)                               If the managing underwriters with respect to a Demand Registration advise the Company in writing that, in their opinion, the inclusion of the number of Registrable Securities and other securities requested to be included creates a substantial risk that the price per share of securities proposed to be included in the offering will be reduced due to the inclusion of such securities in the offering, the Company will include in such Demand Registration, prior to the inclusion of any securities which are not Registrable Securities, the number of such Registrable Securities that in the opinion of such underwriters can be sold without creating such a risk, pro rata among the respective holders of such Registrable Securities on the basis of the number of such Registrable Securities requested by such holders to be included in the applicable Demand Registration.

(iv)                              With respect to any Demand Registration, if the Board determines in good faith that such filing (i) would be materially detrimental to the Company, (ii) would require a disclosure of a material fact that might reasonably be expected to have a material adverse effect on the Company or any plan or proposal by the Company or any of its Subsidiaries to engage in any acquisition or disposition of assets or equity securities or any merger, consolidation, tender offer, material financing or other significant transaction, (iii) is inadvisable because the Company is planning to prepare and file a registration statement for a primary offering by the Company of its securities (which determination by the Board shall be certified in writing by an executive officer of the Company to the holders of Registrable Securities who have requested a Demand Registration) or (iv) would require the Company to prepare audited financial statements as of a date other than its fiscal year end, then the Company may postpone for up to one hundred twenty (120) days the filing or the effectiveness of a registration statement for a Demand Registration; provided, that the Company may not on any of the foregoing grounds postpone the filing or effectiveness of a registration statement for a Demand Registration for more than one hundred twenty (120) days during any twelve (12) month period (unless the holders of a majority of the unsold Registrable Securities included in such registration statement and not previously sold thereunder consent in writing to a longer postponement of the filing or effectiveness of such registration statement).

(b)                                 Piggyback Registrations.

(i)                                     At any time at least one hundred eighty (180) days following the consummation of the IPO, whenever the Company proposes to register any shares of Registrable Securities under the Securities Act for its own account or otherwise, including in response to a Demand Registration made through the procedures of Section 13(a) hereof, and the registration form to be used may be used for the registration of Registrable Securities (each, a “Piggyback Registration”) (except for the registrations on Form S-8 or Form S-4 or any successor form thereto), the Company will give written notice, at least ten (10) days prior to the proposed filing of such registration statement, to the Stockholders, of its intention to effect such a registration and will use reasonable best efforts to include in such registration all Registrable Securities (in accordance with the priorities set forth in Sections 13(b)(ii) and 13(b)(iii) below) with respect to which the Company has received written requests from Stockholders for inclusion specifying the number of equity securities desired to be registered, which request shall be delivered within ten (10) days after the delivery of the Company’s notice.  The Company may postpone or withdraw the filing or the effectiveness of a Piggyback Registration at any time in its sole discretion.

(ii)                                  If a Piggyback Registration is an underwritten primary offering on behalf of the Company and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities requested to be included in the registration creates a substantial risk that the price per share of the Registrable Securities proposed to be sold in the offering will be reduced due to the inclusion of such securities in the offering, then the managing underwriter and the Company may exclude securities (including Registrable Securities) from the registration and the underwriting, and the number of securities that may be included in such registration and underwriting shall include: (a) first, any securities that the Company proposed to sell, and (b) second, any Registrable Securities requested by Stockholders to be included in such registration pursuant to this Section 13, pro rata among the holders of such Registrable Securities on the basis of the total number of Registrable Securities which are requested by such holders to be included in such registration.

(iii)                               In connection with any Piggyback Registration, the Company will have such right to select the managing underwriter(s) in respect of such offering in its sole discretion.

(c)                                  Shelf Registrations.

(i)                                     Subject to the terms of this Agreement, commencing on the date on which the Company becomes eligible to register securities issued by it in the IPO on a registration statement on Form S-3 or similar short-form registration, the Company shall use its reasonable best efforts to effect, as expeditiously as possible, the filing of a shelf registration statement on Form S-3 pursuant to Rule 415 with respect to the Registrable Securities (including the prospectus, amendments and supplements to the shelf registration statement or prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed incorporated by reference, if any, in such shelf registration statement, the “Shelf Registration Statement”).

(ii)                                  The Company shall use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective by the Commission as soon as practicable after such filing, and shall use its reasonable best efforts to keep the Shelf Registration Statement effective and updated, from the date such Shelf Registration Statement is declared effective until the first date as of which all of the shares of Registrable Securities included in the Shelf Registration Statement have been sold.  If the Shelf Registration Statement has been outstanding at least three years, at the end of the third year, if any securities registered under the previous Shelf Registration Statement remain unsold, the Company shall use its reasonable best efforts to promptly refile a new shelf registration statement on Form S-3 pursuant to Rule 415 covering the Registrable Securities.

(d)                                 Registration Procedures.  Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Section 13, the Company will use its reasonable best efforts to effect the registration of such Registrable Securities in accordance with the intended method of disposition thereof and, pursuant thereto, the Company will as expeditiously as reasonably possible:

(i)                                     prepare and, as soon as practicable after the end of the period within which requests for registration may be given to the Company, file with the Commission a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus, or any amendments or supplements thereto, the Company will furnish copies of all such documents proposed to be filed to one counsel designated by holders of a majority of the Registrable Securities covered by such registration statement and to the extent practicable under the circumstances, provide such counsel an opportunity to comment on any information pertaining to the holders of Registrable Securities covered by such registration statement contained therein; and the Company shall consider in good faith any corrections reasonably requested by such counsel with respect to such information);

(ii)                                  prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus(es) used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than the earlier of (i) 180 days and (ii) the date that all of the securities covered by the registration statement have been sold, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(iii)                               in connection with any filing of any registration statement or prospectus or amendment or supplement thereto, cause such document (i) to comply in all material respects with the requirements of the Securities Act and the rules and regulations of the Commission thereunder and (ii) to not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(iv)                              furnish to each seller of Registrable Securities, without charge, such number of copies of such registration statement, each amendment and supplement thereto, the prospectus(es) included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(v)                                 use its commercially reasonable efforts to register or qualify such Registrable Securities under such securities or blue sky laws of such jurisdictions as the Stockholders reasonably request, keep each such registration or qualification effective during the period the associated registration statement is required to be kept effective, and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company will not be required to qualify generally to do business, consent to general service of process, or subject itself or any of its Affiliates to taxation, in any jurisdiction where it would not otherwise be required to do so but for this subparagraph);

(vi)                              promptly notify each seller of such Registrable Securities and, if requested by such seller, confirm in writing, when a registration statement has become effective and when any post-effective amendments and supplements thereto become effective;

(vii)                           promptly notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(viii)                        use commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed, or if no such securities are then listed, on a National Securities Exchange selected by the Company;

(ix)                              provide a transfer agent, registrar and CUSIP number for all such Registrable Securities not later than the effective date of such registration statement;

(x)                                 enter into such customary agreements (including underwriting agreements in customary form) and take all such other customary actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

(xi)                              use commercially reasonable efforts to cooperate with each seller and the underwriter or managing underwriter, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations (consistent with the provisions of the governing documents thereof)

and registered in such names as each seller or the underwriter or managing underwriter, if any, may reasonably request at least three Business Days prior to any sale of Registrable Securities;

(xii)                           subject to confidentiality agreements in form and substance acceptable to the Company, make available for inspection, at such place and in such manner as determined by the Company in its sole discretion, by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such seller or underwriter, financial and other records, pertinent corporate documents and properties of the Company reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement; provided, however, that any records, information or documents that are furnished by the Company and that are non-public shall be used only in connection with such registration;

(xiii)                        advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(xiv)                       make available to its security holders, as soon as reasonably practicable, an earnings statement (which need not be audited) covering at least twelve (12) months which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(xv)                          cooperate and assist in any filing required to be made with the Financial Industry Regulatory Authority (FINRA);

(xvi)                       at the request of any seller of such Registrable Securities in connection with an underwritten offering, furnish on the date or dates provided for in the underwriting agreement a letter or letters from the independent certified public accountants of the Company addressed to the underwriters and the sellers of Registrable Securities, covering such matters as such accountants, underwriters and sellers may reasonably agree upon, in which letter(s) such accountants shall state, without limiting the generality of the foregoing, that they are an independent registered public accounting firm within the meaning of the Securities Act and that in their opinion the financial statements and other financial data of the Company included in the registration statement, the prospectus(es), or any amendment or supplement thereto, comply in all material respects with the applicable accounting requirements of the Securities Act; and

(xvii)                    with respect to any Demand Registration, make senior executives of the Company reasonably available to assist the underwriters with respect to, and participate in, the so-called “road show” in connection with the marketing efforts for, and the distribution and sale of Registrable Securities pursuant to a registration statement.

(e)                                  Registration Expenses.

(i)                                     The Company will pay all expenses incident to the Company’s performance of or compliance with this Section 13, including, but not limited to: all registration and filing fees; fees and expenses of compliance with securities or blue sky laws; printing expenses; messenger and delivery expenses; and fees and disbursements of counsel for the Company; reasonable fees and disbursements of one counsel chosen by the holders of a majority of the Registrable Securities to be included in such registration to represent all holders of Registrable Securities to be included in the registration; fees and disbursements of the Company’s registered public accounting firm; and reasonable fees and disbursements of all other Persons retained by the Company (all such expenses being herein called “Registration Expenses”); provided, however, that, as between the Company and holders of Registrable Securities, all underwriting discounts and commissions and transfer taxes relating to the Registrable Securities will be borne pro rata by the holders of such Registrable Securities sold in any offering hereunder.  In addition, the Company will pay its internal expenses (including, but not limited to, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance obtained by the Company and the expenses and fees for listing the securities to be registered on each securities exchange; provided, however, that if a Demand Registration is subsequently withdrawn at the request of a majority of the Stockholders initiating such request, the holders of Registrable Securities subject to such withdrawn registration shall forfeit such registration unless the holders of Registrable Securities to be registered pay (or reimburse the Company) for all of the Registration Expenses with respect to such withdrawn registration.

(ii)                                  To the extent that any expenses incident to any registration are not required to be paid by the Company, each holder of Registrable Securities included in a registration will pay all such expenses which are clearly and solely attributable to the registration of such holder’s Registrable Securities so included in such registration, and any other expenses not so attributable to one holder will be borne and paid by all sellers of securities included in such registration in proportion to the number of securities so included by each such seller.

(f)                                   Indemnification.

(i)                                     The Company agrees to indemnify, to the extent permitted by law, each holder of Registrable Securities and, as applicable, each of its trustees, stockholders, members, directors, managers, partners, officers and employees, and each Person who controls such holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and expenses (including, but not limited to, attorneys’ fees and expenses) caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus, or any amendment thereof or supplement thereto (including, in each case, all documents incorporated therein by reference), or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such holder expressly for use therein or by such holder’s failure to deliver a copy of the prospectus or any amendments or supplements thereto after the Company has furnished such holder with a sufficient number of copies of the same.  In connection with an underwritten offering, the Company will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.  The payments required by this Section 13(f)(i) will be made periodically during the course of the investigation or defense, as and when bills are received or expenses incurred.

(ii)                                  In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder will furnish to the Company in writing such information relating to such holder as is reasonably necessary for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify the Company and, as applicable, each of its directors, employees and officers and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus, or any amendment thereof or supplement thereto (including, in each case, all documents incorporated therein by reference), or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in or omitted from any information furnished in writing by such holder for the acknowledged purpose of inclusion in such registration statement, prospectus or preliminary prospectus; provided, however, that the obligation to indemnify will be several, not joint and several, among such holders of Registrable Securities and the liability of each such holder of Registrable Securities will be in proportion to and limited to the net amount received by such holder from the sale of Registrable Securities pursuant to such registration statement, unless such loss, claim, damage, liability or expense resulted from such holder’s intentionally fraudulent conduct.

(iii)                               Each party entitled to indemnification under this Section 13(f) (the “Indemnified Party”) shall give written notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has received written notice of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that the counsel for the Indemnifying Party who is to conduct the defense of such claim or litigation is reasonably satisfactory to the Indemnified Party (whose approval shall not be unreasonably withheld or delayed).  The Indemnified Party may participate in such defense at such Indemnified Party’s expense; provided, however, that the Indemnifying Party shall bear the expense of such defense of the Indemnified Party if (i) the Indemnifying Party has agreed in writing to pay such expenses, (ii) the Indemnifying Party shall have failed to assume the defense of such claim or to employ counsel reasonably satisfactory to the Indemnified Party, or (iii) in the reasonable judgment of the Indemnified Party, based upon the written advice of such Indemnified Party’s counsel, representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest; provided, however, that in no event shall the Indemnifying Party be liable for the fees and expenses of more than one counsel (excluding one local counsel per jurisdiction as necessary) for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same event, allegations or circumstances.  The Indemnified Party shall not make any settlement without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  The failure of any Indemnified Party to give notice as provided herein shall relieve the Indemnifying Party of its obligations under this Section 13(f) only to the extent that such failure to give notice shall materially prejudice the Indemnifying Party in the defense of any such claim or any such litigation.  No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the prior written consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement (a) that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation in form and substance reasonably satisfactory to such Indemnified Party or (b) that includes an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

(iv)                              The indemnification (and contribution provisions in Section 13(g) below) provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director or controlling Person of such Indemnified Party and will survive the transfer of securities.

(g)                                  Contribution.

(i)                                     If the indemnification provided for in Section 13(f) from the Indemnifying Party is unavailable to or unenforceable by the Indemnified Party in respect to any costs, fines, penalties, losses, claims, damages, liabilities or expenses referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such costs, fines, penalties, losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations.  The relative fault of such Indemnifying Party and Indemnified Parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.  The amount paid or payable by a party as a result of the costs, fines, penalties, losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 13(f), any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.  Notwithstanding this Section 13(g), an indemnifying holder who is a Sibling Affiliated Stockholder shall not be required to contribute any amount in excess of the amount by which (a) the total price at which the Registrable Securities sold by such holder exceeds (b) the amount of any damages which such indemnifying holder has otherwise been required to pay by reason of the untrue or alleged untrue statement or omission or alleged omission giving rise to such payments, unless such loss, claim, damage, liability or expense in respect of which contribution is required resulted from such holder’s intentionally fraudulent conduct.

(ii)                                  The Company and the holders of Registrable Securities agree that it would not be just and equitable if contribution pursuant to this Section 13(g) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(h)                                 At the request of any holder of Registrable Securities who proposes to sell securities in compliance with Rule 144, the Company will (i) forthwith furnish to such holder a written statement of compliance with the filing requirements of the Commission as set forth in Rule 144, and (ii) make available to the public and such holders such information, and take such action as is reasonably necessary, to enable the holders of Registrable Securities to make sales pursuant to Rule 144.

(i)                                     No Person may participate in any registration pursuant to this Section 13 which is underwritten unless such Person (i) agrees to sell its securities on the basis provided in any underwriting arrangements approved by such Person or Persons entitled hereunder to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, custody agreements, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

(j)                                    Notwithstanding any provision of this Agreement to the contrary (including, without limitation, Sections 9 and 12 and this Section 13), nothing in this Agreement shall be interpreted to preclude or otherwise restrict any Stockholder from:

(i)                                     Purchasing shares of Class A Stock in the open market or otherwise;

(ii)                                  Purchasing or selling shares of Common Stock pursuant to the Share Purchase Agreement; or

(iii)                               Selling shares of Class A Stock in connection with (A) the exercise of any over-allotment option granted to the underwriters in the IPO or (B) any follow-on offering of Class A Stock.  In connection with the exercise of any over-allotment option granted to the underwriters in the IPO to purchase additional shares of Class A Stock (such shares, the “Over-Allotment Shares”), each Stockholder shall have the right, but not the obligation, to elect to transfer to the underwriters shares of such Stockholder’s Class B Stock in an amount equal to or less than such Stockholder’s Proportionate Share of the Over-Allotment Shares; provided, however, if a Stockholder elects not to transfer shares to the underwriters, the option to transfer a number of shares equal to such Stockholder’s Proportionate Share of the Over-Allotment Shares shall be offered to the electing Stockholders.

14.                               Severability.  All provisions of this Agreement are distinct and severable and if any clause shall be held to be invalid, illegal or against public policy, the validity or the legality of the remainder of this Agreement shall not be affected thereby.

15.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws principles.

16.                               Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware) and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

17.                               Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR TRANSACTIONS CONTEMPLATED HEREBY.

18.                               Notices.  All notices, offers, acceptances, refusals, payments, agreements, requests or other communications given or required to be given hereunder shall be made in writing and shall be deemed duly given and effective, if (a) delivered in person or sent by electronic mail or facsimile, on the date received, and, (b) mailed, on the second Business Day after mailing by certified mail, postage prepaid, return receipt requested, to a Stockholder at such Stockholder’s last known address as it appears on the books and records of the Company, or to the Company at its then principal place of business.

19.                               Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors and assigns.  This Agreement cannot be assigned without the written consent of all of the parties hereto.

20.                               Entire Agreement; Modification.  This Agreement expresses the entire and final understandings of the parties hereto and supersedes all prior agreements with reference to the subject matter hereof, including, without limitation, the Prior Agreement.  Each of the parties hereto hereby irrevocably waives any and all claims and rights under all prior agreements with reference to the subject matter hereof, including, without limitation, any and all claims and rights under the Prior Agreement relating to transactions contemplated under this Agreement, including those pursuant to the Share Purchase Agreement.  This Agreement may neither be altered nor modified except by a writing duly signed by the Company and a majority of the Stockholders.

21.                               Miscellaneous.  Each party to this Agreement agrees to perform any and all further acts, and to execute and deliver any and all documents and instruments that may be reasonably necessary and appropriate to carry out the terms and conditions and to further the intent of this Agreement.  As required by the context, the singular shall be construed to include the plural and vice versa, and the use of any gender shall be construed to include all genders.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument, and may be delivered by facsimile or emailed document scan.

22.                               Termination.  This Agreement shall terminate and be of no further force and effect on the later to occur of (i) the first date when the Stockholders, taken together, hold less than two percent (2%) of all issued and outstanding shares of Common Stock and (ii) the first date when no party to this Agreement continues to hold any Registrable Securities.

[Signature page follows]

IN WITNESS WHEREOF, the Stockholders have executed this Agreement, and the Company has caused this Agreement to be executed by a duly authorized officer of the Company as of the date first above written.

VERTEX, INC.

By:
Name: David DeStefano
Title: President, Chief Executive Officer and Chairperson

STOCKHOLDERS

By:
Name:

EXHIBIT A

FORM OF JOINDER AGREEMENT

[Attached]

JOINDER AGREEMENT

This JOINDER AGREEMENT to the Third Amended and Restated Stockholders’ Agreement (the “Joinder Agreement”) is made and entered into as of        ,     , by and among Vertex, Inc., a Delaware corporation (the “Company”), and the undersigned (the “Joining Stockholders”), and relates to that certain Third Amended and Restated Stockholders’ Agreement, dated as of [ • ], 2020 (as amended from time to time, the “Stockholders’ Agreement”), by and among the Company and each Person set forth on Schedule 2 to the Stockholders’ Agreement and any other Person who becomes a party to the Stockholders’ Agreement pursuant to the provisions of the Stockholders’ Agreement (each such Person, individually, a “Stockholder” and, collectively, the “Stockholders”).  Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Stockholders’ Agreement.

WHEREAS, the Joining Stockholders are acquiring as transferees shares of Class B Stock, par value $0.0001 per share, of the Company and, in connection therewith, have agreed to become a party to the Stockholders’ Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Agreement to be Bound.  Each Joining Stockholder agrees that, upon the execution of this Joinder Agreement, such Joining Stockholder shall become a party to the Stockholders’ Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Stockholders’ Agreement and such Joining Stockholder shall be deemed a “Stockholder” thereunder for all purposes.

2. Binding Effect.  This Joinder Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the Company, the Stockholders and the Joining Stockholders and their respective heirs, personal representatives, successors and assigns.

3. Severability.  If any provision of this Joinder Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a Governmental Authority, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.  Upon such determination that any provision of this Joinder Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Joinder Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

4. Further Agreement.  The parties hereto shall use commercially reasonable efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request in order to carry out the intent and purposes of this Joinder Agreement and to consummate the transactions contemplated hereby.

5. Effect of Headings.  The Section headings of this Joinder Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Joinder Agreement.

6. Counterparts.  This Joinder Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all such respective counterparts shall together constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Joinder Agreement by facsimile or other electronic image scan shall be effective as delivery of a manually executed counterpart of this Agreement.

7. Governing Law. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO ITS INTERNAL CONFLICTS OF LAWS PRINCIPLES.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Joinder Agreement as of the date first above written:

VERTEX, INC.

By:
Name:
Title:

[NAME(S) OF JOINING STOCKHOLDER(S)]

By:
Name:
Title:

[Signature Page to Joinder Agreement]